Purchase Agreement by and between
JDCO, Inc. and Java Nevada, LLC
July 11, 2007

AGREEMENT TO PURCHASE ALL LOCATIONS OF JAVA DETOUR, INC. IN NEVADA

This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 11th day of July, 2007, by and between JDCO, Inc. a California corporation, with a business address at 2121 Second Street, Suite C105, Davis, CA 95618 ("Seller") and Java Nevada, LLC a Nevada limited liability company, with a business address at 985 White Drive Ste 100, Las Vegas, Nevada 89119 ("Buyer").

RECITALS
A. Seller is engaged in the business of operating, offering and selling gourmet coffee franchises, which operates under the Java Detour® brand throughout the world and owns and operates four (4) retail locations of Java Detour® within Nevada at the following addresses: 1501 West Charleston Blvd., Las Vegas, NV 89102; 2840 E. Tropicana Avenue, Las Vegas, NV 89121; 6087 S. Pecos Road, Las Vegas, NV 89120; and 1659 W. Warm Springs Road, Henderson, NV 89014(each a “Location” and collectively, the "Nevada Business").
B. Subject to the terms and conditions contained in this Agreement, Seller desires to sell to Buyer, and Buyer agrees to purchase from Seller, substantially all of the Assets of Seller related to the Nevada Business.
C. Buyer is purchasing all Assets of Seller related to the Nevada Business. J Dapper and Don Forman, each members of Buyer, are willing to provide a guaranty of the payment obligations of Buyer.
D. Buyer is the master franchisor in Nevada for Java Detour® pursuant to that certain Master Franchise Agreement dated December 6, 2006 between the Seller and Buyer (the “MFA”). Pursuant to the MFA, Seller sold the rights to develop and open franchised stores in the State of Nevada to Buyer while retaining the right to open more company-owned retail stores in the State of Nevada (the “Retained Rights”).
E. In connection with the transaction contemplated herein, Seller agrees to relinquish the Retained Rights to Buyer pursuant to an amendment to the MFA executed in connection with the closing of the transactions contemplated herein.

In consideration of the mutual covenants, representations, and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF ASSETS
1.1. Purchase and Sale of Assets.
Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at Closing (as defined below), all of Seller's right, title, and interest in and to all of the assets used by Seller in connection with the operation of the Nevada Business other than the Excluded Assets (the “Assets”). ALL ASSETS SHALL BE TRANSFERRED BY THE SELLER TO THE BUYER ON AN AS-IS, WHERE IS BASIS, WITH ALL FAULTS AND DEFECTS, AND WITH NO REPRESENTATIONS OR WARRANTIES BY SELLER AS TO DEFECTS, DEFAULTS, ENFORCEABILITY, STATE OF TITLE OR ADEQUACY OF CONSIDERATION (except for the representations and warranties set forth in Section 5.1 of this Agreement). The Assets to be sold and transferred include the following assets of Seller:
(a) All tangible personal property, furnishings, fixtures, equipment, machinery, parts, accessories, inventory, and any other property listed on Schedule 1 (the "Personal Property");
(b) All of Seller’s rights under the contracts, agreements, equipment leases, warranties, and other rights or agreements, whether written or oral, listed on Schedule 2 (the "Contracts");
(c) All real estate leases listed on Schedule 3, together with all of Seller's interest in any security deposits, prepaid rent, leasehold improvements, and appurtenances to the leased property (the "Real Property Leases"); and
(d) All of Seller's right, title, and interest in and to the goodwill associated with the Nevada Business (the "Intangible Property").

1.2. Excluded Assets.
The Assets shall not include, and Buyer shall not acquire any interest in, the assets of Seller listed on Schedule 4 (the "Excluded Assets").
1.3. Permitted Liens.
Seller shall convey title to the Assets to Buyer free and clear of all liens, security interests, and encumbrances of any kind or nature, other than those items listed on Schedule 5 (the "Permitted Liens").
1.4. Risk of Loss.
Seller assumes all risk of loss or damage to the Assets prior to the Closing. In the event there is any material loss or damage to all or any portion of the Assets prior to the Closing, Buyer may either terminate this Agreement pursuant to Article 11, or negotiate with Seller for a proportionate reduction in the Purchase Price to reflect the loss or damage. For the purposes of this provision, the term "material loss or damage" shall mean any loss or damage to the Assets with an aggregate cost of $10,000.

ARTICLE 2.
ASSUMPTION OF LIABILITIES
2.1. Assumption of Liabilities.
Effective as of the Closing Date (as defined below), and in addition to any other liabilities expressly assumed by Buyer under this Agreement, Buyer shall assume responsibility for the performance and satisfaction of all of the executory obligations and liabilities of Seller listed on Schedule 6 (the "Assumed Liabilities").
2.2. Excluded Liabilities.
Except as expressly provided in this Agreement, Buyer shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Assets, including, without limitation, any employment, business, sales, or use tax relating to Seller's operation of the Nevada Business and use and ownership of the Assets prior to the Closing.

ARTICLE 3.
PURCHASE PRICE
3.1. Purchase Price.
The purchase price to be paid by Buyer to Seller for the Assets (the "Purchase Price") shall be One Million One Hundred Thousand US Dollars. ($1,100,000).
3.2. Payment of Purchase Price.
At the Closing, Buyer shall pay the Purchase Price to Seller as follows:
(a) Two Hundred Thousand US Dollars ($200,000) (the “Cash Purchase Price”); and
(b) that certain promissory note (the “Promissory Note”) in the principal amount of Nine Hundred Thousand Dollars ($900,000), in substantially the form attached as Exhibit 1.
3.3. Allocation of Purchase Price.
The Purchase Price shall be allocated among the Assets as follows:
(a) Personal Property Equipment $725,000.
(b) Inventory $50,000.
(c) Intangible Property Good Will $125,000
(d) Tenant Improvements $200,000.
The parties agree to be bound by this allocation and to report these items for federal income tax purposes as allocated. The parties agree to execute and deliver Internal Revenue Service Form 8594 reflecting this allocation.
3.4. Effect of Allocation.
The parties agree to abide by the allocation of the Purchase Price specified in this Agreement, and agree to report the transaction as so allocated for income tax purposes.
3.5 Waiver of Franchise Fee Sixty (60) Days from Closing. Seller agrees to waive the payment by Buyer of any Franchise Fee per the MFA for the Locations for a period of sixty (60) days commencing on the Closing Date and terminating on the 60th day thereafter.  Buyer agrees that any 'gift card promotions' or other prepaid product purchases sold by Seller prior to Buyer's legal ownership of the Nevada Business and the Assets shall not be presented to Seller for reimbursement.  In the event it is determined at a later date that the outstanding prepaid product purchases sold by Seller is greater than or less than the waiver of royalty allowed herein, that royalty waiver shall be appropriately adjusted.

ARTICLE 4.
CLOSING
4.1. Time and Place of Closing.
The closing for the purchase and sale of the Assets (the "Closing") shall be held at Java Nevada LLC, 985 White Drive, Suite 100, Las Vegas, Nevada 89119, Clark County on or before August 1, 2007 or at such other time and place as the parties may mutually agree in writing (the "Closing Date"). At Closing, Seller shall transfer and convey title to the Assets to Buyer as provided in this Agreement, subject only to the Permitted Liens.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF SELLER
5.1. Seller's Representations and Warranties.
Seller makes the following representations and warranties to Buyer, each of which is true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:
(a) Seller is corporation, duly organized, validly existing, and in good standing under the laws of the state of its organization, and is qualified to transact business in the State of California and Nevada.
(b) Seller has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.
(c) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Seller is a party, or any law, judgment, or order of which Seller is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.
(d) There is no action, suit, proceeding, or claim pending, or, to the best of Seller's knowledge, threatened against Seller or the Assets that would affect Seller's ability to fulfill its obligations under this Agreement or that would impair the value of the Assets.
(e) Seller has, and will have at Closing, good and marketable title to the Assets free and clear of all liens, charges, and encumbrances other than the Permitted Liens.
(f) Seller has provided Buyer with true and correct copies of all Contracts. To Seller's knowledge, all of the Contracts are in full force and effect, have been duly executed by the parties, and Seller is not in default under any Contract.
(g) Seller has provided Buyer with true and correct copies of all Real Property Leases. To Seller's knowledge, each Real Property Lease is in full force and effect, and Seller is not in default under any Real Property Lease.
(h) Seller has provided Buyer with true and correct copies of all documents evidencing Seller's rights in the Intangible Property. To Seller's knowledge, each agreement, instrument, or license with respect to the Intangible Property is in full force and effect, and Seller is not in default under any such agreements.
(i) Seller is not a party to, or otherwise bound by, any collective bargaining agreement, multi-employer pension fund, or other labor union agreement with respect to any persons employed by Seller in connection with its operation of the Nevada Business.
5.2. Correctness of Representations.
No representation or warranty of Seller in this Agreement or any other information furnished by Seller pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, and other information provided by Seller to Buyer shall be true and correct on and as of the Closing Date as though made on that date.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES  OF BUYER
6.1. Buyer's Representations and Warranties.
Buyer makes the following representations and warranties to Seller, each of which is true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:
(a) Buyer is limited liability company, duly organized, validly existing, and in good standing under the laws of the state of its organization, and is qualified to transact business in the State of Nevada.

(b) Buyer has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.
(c) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Buyer is a party, or any law, judgment, or order of which Buyer is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.
(d) There is no action, proceeding, or claim pending, or, to Buyer's knowledge, threatened, against Buyer that would affect Buyer's ability to consummate the transactions contemplated by this Agreement.
(e) No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation of the transactions contemplated by the Agreement.
6.2. Correctness of Representations.
No representation or warranty of Buyer in this Agreement or any other information furnished by Buyer pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, exhibits, and other information provided by Buyer to Seller shall be true and correct on and as of the Closing Date as though made on that date.

ARTICLE 7.
COVENANTS PRIOR TO CLOSING
7.1. Maintenance of Property Pending Closing.
At all times prior to the Closing Date, Seller shall continue to maintain the Assets and conduct its operation of the Nevada Business in the ordinary course and consistent with past practice.
7.2. Access and Information.
Seller shall promptly provide Buyer with all information concerning the Nevada Business and the Assets that Buyer may reasonably request, and Buyer and its accountants and other representatives shall have access during normal business hours to all of the Assets and to the books and records of the Nevada Business.
7.3. Consents.
On or before the Closing Date, Seller, at its expense and with the assistance of Buyer as reasonably necessary, shall obtain all necessary consents required to assign Seller's interest in any of the Assets to Buyer as contemplated by this Agreement. In the event Seller is unable to obtain any such consent on or before the Closing Date, Buyer may terminate this Agreement as provided in Article 11.
7.4. Discharge of Liens.
All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Assets that are not Permitted Liens shall be satisfied, terminated, and discharged by Seller on or prior to the Closing Date and evidence reasonably satisfactory to Buyer and its counsel of the satisfaction, termination, and discharge of such liens, claims, charges, security interests, pledges, assignments or encumbrances shall be delivered to Buyer at or prior to the Closing.
7.5. Termination of Employees.
Seller shall terminate all of its employees working in the Nevada Business effective as of the Closing Date. Seller shall be responsible without exception for all compensation, taxes, insurance, and other benefits and amounts relating to its employees and shall indemnify and hold Buyer harmless from any claims made against Buyer with respect to the obligations. Buyer shall not assume or in any way become responsible or liable for any compensation, taxes, insurance, or other benefits and amounts payable by Seller on account of any of its employees.
7.6. Further Assurances Prior to Closing.
Seller and Buyer shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transactions contemplated by this Agreement.
7.7. Notification of Changed Circumstances.
At any time after the date hereof and prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

7.8. Employees.
As soon as possible after the date hereof, Seller shall provide Buyer with a list ("Seller's List") of those employees who will not be retained by Seller after the Closing, together with the date of hire, the salary, and a list of benefits of each employee named. At any time after the receipt of Seller's List, Buyer may negotiate with any of the named employees with respect to employment by Buyer following the Closing. Seller and Buyer shall coordinate their efforts with respect to Seller's termination and Buyer's negotiations with Seller's employees so that the employees will receive notice of their termination by Seller and the possibility of employment with Buyer at substantially the same time. Prior to the Closing, but without any obligation to do so, Buyer shall endeavor to enter into employment agreements with all the employees whom Buyer desires to employ following the Closing.
7.9. Broker's Fees.
Each party represents and warrants that no broker, finder, or any other person or entity has any claim for any brokerage commissions or fees in connection with any of the transactions contemplated by this Agreement. Each party shall indemnify the other against any claim or loss suffered as a result of any claim for brokerage commissions or fees payable, or claimed to be payable, on the basis of any actions in connection with this Agreement.
7.10. Expenses of Closing.
The expenses of Closing shall be paid as follows:
(a) Buyer shall pay all sales and use taxes arising out of the transfer of the Assets, if any.
(b) Except as otherwise expressly provided in this Agreement, all other Closing fees and costs, including, but not limited to, legal fees, accounting fees, consulting fees, and other incidental expenses in connection with the transactions contemplated by this Agreement shall be borne by the party that incurs such expenses.
7.11. Proration of Expenses.
Except as otherwise expressly provided in this Agreement, all expenses associated with the Assets being conveyed to Buyer, including, but not limited to, taxes, rent, insurance premiums, and utility charges, shall be apportioned ratably between the parties as of the Closing Date on the basis of a 30-day month. This obligation to make apportionments shall survive the Closing.
7.12 Due Diligence:
For a period of 15 days following the date hereof (such period being the “Due Diligence Review Period”), the, Seller shall make available to Buyer all information regarding the Nevada Business and the Assets reasonably requested by Buyer in connection with Buyer’s due diligence review of the Nevada Business and the Assets. Seller shall have the 15 days following the last day of the Due Diligence Review Period (such period being the “Seller’s Cure Period”) to address and cure any material issues raised by Buyer during the Due Diligence Review Period as a result of Buyer’s due diligence review of the Nevada Business and the Assets. If at the end of the Seller’s Cure Period the Buyer is not satisfied with the results of its due diligence investigation of the Nevada Business and the Assets, the Buyer shall have the option to terminate this Agreement by providing written notice to Seller of such termination within two days after the end of the Seller’s Cure Period.

ARTICLE 8.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
8.1. Buyer's Conditions.
The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
(a) The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the date of the Agreement and shall be true and correct in all material respects at and as of the Closing Date.
(b) Seller shall have performed and complied in all material respects with all of the agreements, covenants, and conditions required of Seller by this Agreement on or before the Closing Date.
(c) No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or, to Seller’s knowledge, threatened on or before the Closing Date.
(d) The Assets shall be in substantially the same condition on the Closing Date as on the date hereof, and there shall be no material loss or damage to the Assets prior to the Closing.

(e) Seller shall have obtained all necessary agreements and consents of any parties required to consummate the transactions contemplated by this Agreement.
(f) Buyer shall have received copies of such releases and documents, and reviewed such other evidence as Buyer reasonably deems necessary to assure the Buyer that the Assets are being delivered to Buyer free and clear of all liens, claims, charges, security interests, pledges, assignments or encumbrances other than Permitted Liens.
(g) Seller shall have executed and delivered or cause to be delivered to Buyer: (1) a duly executed bill of sale (the "Bill of Sale"), in substantially the form attached as Exhibit 2, (2) a duly executed assignment of contracts (the "Assignment of Contracts") in substantially the form attached as Exhibit 3, (3) a duly executed assignment of leases (the "Assignment of Leases") in substantially the form attached as Exhibit 4, (4) A duly executed assignment of intangible property (the "Assignment of Intangible Property") in substantially the form attached as Exhibit 5, (5) a duly executed First Amendment to the MFA; and (6) all other documents, files, records, certificates and agreements required to be executed and/or delivered at Closing to transfer, convey and assign to Buyer all of Seller’s right, title and interest in and to the Assets, free and clear of any liens or encumbrances other than the Permitted Liens.
8.2. Failure to Satisfy Buyer's Conditions.
Any of Buyer's conditions precedent may be waived in whole or in part by Buyer in writing at any time on or before the Closing Date. In the event all Buyer's conditions precedent have not been waived by Buyer or satisfied in full on or before the Closing Date, Buyer may elect to terminate this Agreement as provided in Article 11.

ARTICLE 9.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
9.1. Seller's Conditions.
The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
(a) Seller shall have received the Cash Purchase Price on or before the Closing Date.
(b) Buyer shall have executed and delivered or cause to be delivered to Seller: (1) a duly executed Assignment of Contracts, (2) a duly executed Assignment of Leases, (3) a duly executed Assignment of Intangible Property, (4) a duly executed Promissory Note, (5) a duly executed guaranty (the “Guaranty”) in substantially the form of Exhibit 6, (6) a duly executed First Amendment to the MFA and any other franchise related agreements required by the Seller for the operation of a Java Detour franchise at the Locations; and (7) all other documents, files, records, certificates and agreements required to be executed and/or delivered at Closing to transfer, convey and assign to Buyer all of Seller’s right, title and interest in and to the Assets, free and clear of any liens or encumbrances other than the Permitted Liens.
(c) The representations and warranties of Buyer set forth in Article 6 shall be true and correct as of the date of the Agreement and shall be true and correct in all material respects at and as of the Closing Date.
(d) Buyer shall have performed and complied in all material respects with all of the agreements, covenants, and conditions required of Buyer by this Agreement on or before the Closing Date.
(e) No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or, to Buyer’s knowledge, threatened on or before the Closing Date.
(f) Buyer shall have furnished to Seller a certificate of its manager, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in subparagraphs (c)-(e) of this Section 9.1.
9.2. Failure to Satisfy Seller's Conditions.
Any of Seller's conditions precedent may be waived in whole or in part by Seller in writing at any time on or before the Closing Date. In the event all Seller's conditions precedent have not been waived by Seller or satisfied in full on or before the Closing Date, Seller may elect to terminate this Agreement as provided in Article 11.

ARTICLE 10.
POST-CLOSING OBLIGATIONS
10.1. Additional Assurances.
Each party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement. This covenant of further assurances shall survive the Closing.

10.2 Re-model Nevada Business Locations.
Buyer agrees that within 180 days of Closing each location shall be remodeled to a level of Store Level 2, as described in Exhibit 8.

ARTICLE 11.
TERMINATION
11. Termination.
This Agreement may be terminated as follows:
(a) By the mutual consent of Buyer and Seller at any time prior to the Closing.
(b) By Buyer at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Buyer's obligations set forth in Article 9 has not been satisfied in full or previously waived by Buyer in writing, at or prior to the Closing.
(c) By Buyer pursuant to Section 7.11.
(d) By Seller at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Seller's obligations set forth in Article 10 has not been satisfied in full or previously waived by Buyer in writing, at or prior to the Closing.
(e) By either party if the Closing has not occurred on or before December 31, 2007.
11.1. Effect of Termination.
In the event of the termination of this Agreement pursuant to the provisions of this Article 11, this Agreement shall become void and have no effect, without any liability on the part of any of the parties.
11.2. Remedies Cumulative.
The remedies set forth in this Agreement are cumulative and not exclusive of any other legal or equitable remedy otherwise available to any party.

ARTICLE 12.
INDEMNIFICATION
12.1. Seller's Indemnification.
In addition to any other agreement on the part of Seller to indemnify Buyer set forth in this Agreement, Seller shall indemnify and hold Buyer harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Seller's ownership or use of the Assets, or Seller's operation of the Nevada Business, prior to the Closing Date, (b) the breach of any representation or warranty of Seller contained in this Agreement, or (c) the failure by Seller to observe or perform any other covenant or agreement to be observed or performed by Seller under this Agreement.
12.2. Buyer's Indemnification.
In addition to any other agreement on the part of Buyer to indemnify Seller set forth in this Agreement, Buyer shall indemnify and hold Seller and its officers, directors, employees, agents and affiliates harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Buyer's ownership or use of the Assets from and after the Closing Date., (b) the breach of any representation or warranty of Buyer contained in this Agreement, or (c) the failure by Buyer to observe or perform any other covenant or agreement to be observed or performed by Buyer under this Agreement.
12.3. Survival of Indemnities.
All representations and warranties contained in this Agreement and the mutual agreements to indemnify set forth in this Article 12 shall survive the Closing for a period of two (2) years.
12.4 Limitation on Liability. Seller shall not have any obligation to indemnify Buyer or any of its affiliates for losses, and Buyer shall not have any obligation to indemnify Seller or any of its affiliates for losses, in each case, until the aggregate amount of all losses, incurred by Buyer or any of its affiliates, on the one hand, or Seller or any of its affiliates, on the other hand, exceeds Fifty Thousand Dollars ($50,000) (the “Basket”) and then, subject to the other limitations set forth in this Section 12.4, Seller’s indemnification obligations or Buyer’s indemnification obligations, as the case may be from the first dollar of the loss in excess of the Basket.
In no event shall the aggregate liability of Seller be, and in no event shall claims be made against Seller by Buyer for losses, in excess of $550,000. The indemnification remedies contained in this Agreement shall be exclusive.

12.5 Procedure.
(a) The party seeking indemnification under Section 12.1 or Section 12.2 as the case may be (the “Indemnified Person”), shall provide written notice (a “Notice of Claim”) to the party against whom indemnity is sought (the “Indemnifying Person”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which the Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnifying Person hereunder, except to the extent such Indemnifying Person can demonstrate such failure materially prejudiced such Indemnified Person’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Losses, if known, and the method of computation thereof, all with reasonably particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b) The Indemnifying Party shall respond to each such claim within 20 Business Days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnified Party until the later of (i) the expiration of the 20 Business Day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (ii) 30 days following the termination of the 20 Business Day response period if a response received within such 20 Business Day response period by the Indemnified Party requested an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period).
(c) Except as otherwise provided herein, if such demand is based on a claim by a third party or a governmental entity (each, a “Third Party Claim”), the Indemnifying Party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party, and, in connection therewith, the Indemnified Party shall cooperate with and make available to the Indemnifying Party all pertinent information as the Indemnifying Party may reasonably request. In such event, the Indemnifying Party shall have the right to settle or resolve any such claim by a third party. Notwithstanding the foregoing, in the event that (i) the Indemnifying Party elects in writing not to assume or does not assume the defense of the Third Party Claim pursuant to this Section 12.5(c), (ii) the Indemnifying Party withdraws from the defense of a Third Party Claim, (iii) counsel reasonably acceptable to the Indemnifying Party advises of any actual conflict between the Indemnifying Party and the Indemnified Party, or (iv) the Third Party Claim seeks material, non-monetary relief from Seller or Parent, Purchaser or any of their respective Affiliates or material monetary relief from Purchaser for which Purchaser is not indemnified, the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.
(d) Where the Indemnifying Party or the Indemnified Party is defending and controlling any claim, they shall select counsel, contractors, experts and consultants of recognized standing and competence to take all steps necessary in the investigation, defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Losses relating to any such claim are for its own account and shall act in good faith and with reasonable prudence to minimize Losses therefrom. Regardless of which Party defends any such Third Party Claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.
(e) Recovery from the Indemnifying Person by the Indemnified Person under this Section 12.5 shall be net of any insurance proceeds received by the Indemnified Person in relation to claims for Losses brought under this Section 12.5.

ARTICLE 13.
GENERAL PROVISIONS
13.1. Assignment.

The respective rights and obligations of the parties to this Agreement may not be assigned by any party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.
13.2. Successors and Assigns.
The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.
13.3. Entire Agreement.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter of this Agreement.
13.4. Modification and Waiver.
This Agreement may not be amended, modified, or supplemented except by written agreement signed by the party against which the enforcement of the amendment, modification, or supplement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.
13.5. Attorney Fees.
If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing party may be entitled.
13.6. Fees and Expenses.
Except as otherwise specifically provided in this Agreement, Seller and Buyer shall pay their own fees and expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.
13.7. Notices.
All notices, requests, demands, and other communications required by this Agreement shall be in writing and shall be (a) delivered in person or by courier, (b) mailed by first class registered or certified mail, or (c) delivered by facsimile transmission, as follows, or to such other address as a party may designate to the other in writing:
(i) If to Seller: 2121 Second Street, Suite C105, Davis, CA 95618; facsimile no. 704 341 4757; attention: Tom Reeder
(ii) If to Buyer: Java Nevada, LLC, 985 White Drive, Ste 100, Las Vegas, Nevada 89119; facsimile no. 702 733-8859 attention: Joe Plante, with Copy to facsimile no. 702 862 4576 attention Darren J. Welsh.
If delivered personally or by courier, the date on which the notice, request, instruction, or document is delivered shall be the date on which the delivery is made, and if delivered by facsimile transmission or mail as aforesaid, the date on which the notice, request, instruction, or document is received shall be the date of delivery.
13.8. Headings.
All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.
13.9. Counterparts.
This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.
13.10. Time of Essence.
Time shall be of the essence with respect to the obligations of the parties to this Agreement.
13.11. Governing Law.
This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to its conflict of law doctrines.
13.12. Severability.
In the event any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, all other provisions of the Agreement that are not affected by the invalidity, illegality, or unenforceability shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of this Agreement.

PURCHASER Java Nevada LLC
By: /s/ J. Dapper
By: J Dapper Its: Manager

SELLER JDCO, Inc.
Date: By: /s/ Michael Binninger
BY: Michael Binninger Its: CEO

LIST OF SCHEDULES
Schedule 1 -- List of Personal Property

Schedule 2 - List of Contracts

Schedule 3 -- List of Real Property Leases

Schedule 4 -- List of Excluded Assets

Schedule 5 -- List of Permitted Liens

Schedule 6 -- List of Assumed Liabilities:

LIST OF EXHIBITS
Exhibit 1 - Promissory Note

Exhibit 2 - Bill of Sale

Exhibit 3 - Assignment of Contracts

Exhibit 4 - Assignment of Real Property Leases

Exhibit 5- Assignment of Intangible Property

Exhibit 6 - Guaranty

Exhibit 7 - First Amendment to Master Franchise Agreement

Exhibit 8 - Store Level Build Out Scale 1-3

Schedule 1 -- List of Personal Property

Store: Las Vegas - Tropicana				Date - 5/18/2007

	Quantity	Type	Brand	Serial #

EX)	1	4 group Espresso Machine	La Marzocco	AB-123456789

1	2	automatic espresso machines	Franke sinfonia	35401559
2			Franke sinfonia	35401555
3	1	coffee grinder	bunn	g300031322
4	1	coffee brewer	Fetco	n/a
5	5	airpots		n/a
6	14	blending pitchers		n/a
7	3	blenders	bledtec	i512v-11507
8			bledtec	s712v-11552
9			bledtec	s712v-11553
10	2	Stainless steel pumps		n/a
11	3	plastic pumps		n/a
12	2	stainless steel canisters		n/a
13	2	ice caddys	cambro	n/a
14			cambro	n/a
15	1	commercial ice machine	cornelius	63j0540bb101
16	1	large refrigerator	arctic air	wa61701738
17	4	small refrigerator	bev air	7711637
18			bev air	7501488
19			bev air	7711639
20			bev air	7506108
21	3	register	jiva	tp411699
22			jiva	tp620178
23			jiva	tp412121
24	1	modem	sprint	n/a
25	2	printer	ebson	d6fg337173
26			ebson	d6fg337175
27	1	comupter moniter		n/a
28	1	camera moniter		n/a
29	2	neon lights (open)	ventex	n/a
30			ventex	n/a
31	1	fax	brother	u5657883j968617
32	1	phone	GE	60131155
33	1	t.v.	panasonic	n/a
34
35
36
37
38
39
40

Store: Las Vegas - Pecos				Date - 5/18/2007

	Quantity	Type	Brand	Serial #

EX)	1	4 group Espresso Machine	La Marzocco	AB-123456789

1	2	automatic espresso machines	Franke Sanfonia	35401556
2			Franke Sanfonia	36402225
3	1	coffee grinder	Grind Master	319037
4	1	coffee brewer	Fetco	480105064905a
5	4	airpots	Luxus	n/a
6	12	blending pitchers		n/a
7	4	blenders	blendtec	s712v-11699
8			blendtec	s712v-11564
9			blendtec	i512v-11509
10	1	stainles steel pumps	blendtec	n/a
11	5	plastic pumps		n/a
12	2	stainles steel canisters		n/a
13	2	ice caddys		n/a
14	1	scale	taylor	n/a
15	1	commercial ice machine	cornilius	6300604bc105
16	1	large refrigerator	arctic air	wa61701743
17	1	large freezer	arctic air	wb44039358
18	4	small refrigerator	beverage air	7803988
19			beverage air	7803989
20			beverage air	7711549
21			beverage air	n/a
22	3	registers	sharp	58034058
23			sharp	58048559
24			sharp	58034298
25	1	modem	660 series	f060z20035456
26	2	printer	epson	d6fg359634
27			epson	d6fg363371
28			epson	g3xg001074
29	1	camera monitor	view sonic	n/a
30	2	neon light (open)	centex	050684983d
31			centex	n/a
32	1	flat screen t.v.	dell	n/a
33	1	fax	brother	u56578a4j176993
34
35
36
37
38
39
40

Store: Las Vegas - Charleston				Date - 5/18/2007

	Quantity	Type	Brand	Serial #

EX)	1	4 group Espresso Machine	La Marzocco	AB-123456789

1	2	3 group espresso machine	La Marzocco	24220
2		3 group espresso machine	La Marzocco	24219
3	2	espresso grinder	La Marzocco	23671
4		espresso grinder	La Marzocco	28661
5	1	coffee grinder	Bunnomatic	g300030449
6	1	coffee brewer	Fetco	470124051021a
7	4	airpots	Fetco	n/a
8	18	blender pitcher		n/a
9	2	stainless steel pumps		n/a
10	4	plastic pumps		n/a
11	4	pump canisters		n/a
12	2	ice caddy		n/a
13	1	commercial ice machine	cornelius	63n0507bc074
14	1	large refrigerator	migali	6055699
15	3	small 1 refrigerator	n/a	ucr27a
16			n/a	ucr27a
17				ucr27a
18	1	small 2 door refrigerator	beverage air	ucr48a
19	2	register	posiflex	tp561000
20			posiflex	tp560986
21	1	modem	sprint	s4n4910473
22	2	printer	epson	d6sg185468
23				d6sg170265
24	1	fax machine	brother fax	u60074g4j763940
25	1	camera modem	mitsubishi	54101809na
26	2	neon light (open)	transfotec international	1305
27			transfotec international	1305
28	1	drive thru	transfotec international	1305
29	1	phone		n/a
30
31
32
33
34
35
36
37
38
39
40

Store: Las Vegas - Warm Springs				Date - 5/18/2007

	Quantity	Type	Brand	Serial #

EX)	1	4 group Espresso Machine	La Marzocco	AB-123456789

1	2	automatic espresso machine	Franke sinfonia	6832
2			Franke sinfonia	36402288
3	1	coffee grinder	grind master	141989mk
4	1	coffee brewer	fetco	470141061529.00
5	4	large airpots	luxus	n/a
6	2	small airpots		n/a
7	15	blending pitchers		n/a
8	2	stainless steel pumps		n/a
9	7	plastic pumps		n/a
10	2	stainless steel canisters		n/a
11	2	ice caddys		n/a
12	2	scale		n/a
13	1	commercial ice machine	cornelius	6300628bc087
14	1	large refrigerator	arctic air	n/a
15	4	small refrigerators	beverage air	ucr27a
16			beverage air	ucr27a
17			beverage air	ucr27a
18			beverage air	ucr27a
19	3	registers	sharp	5803770x
20			sharp	58257301
21			sharp	68052162
22	1	modem		n/a
23	2	printer	epson	j4mg050087
24			epson	j4mg024064
25	1	computer monitor		n/a
26	3	blenders	blendtec	s712v-11745
27			blendtec	s712v-11746
28			blendtec	i512v-11508
29	2	neon lights (open)	transfotec	n/a
30			transfotec	n/a
31	1	fax	brother	u61327b6j775201
32	1	phone	GE	61257869
33
34
35
36
37
38
39
40

Schedule 2 - List of Contracts

There are no vendor contracts to be assigned.

Business Name	Phone #	Product/Service Offered
7up Bottling	702-795-7770	Beverages
Baked in the Sun	760-591-9045	Baked Goods
Bugs Limited	702-648-6030	Pest Control
Cox Communications	702-507-2000	Cable TV
Dish Network	888-624-3474	Cable TV
Dr.Smoothie	888-466-9941	Smoothie Boost
Dot it for Less	702-379-3099	Landscaping
Embarq	800-786-6272	Tele Communications
Hardy Breads	916-488-2790	Banana Bread
Lange	702-254-1908	Plumbing
Las Vegas Valley Water	800-252-2011	Water
Meadow Gold	702-839-6531	Dairy
Mighty Leaf	415-491-2650	Tea
NovelTees	530-756-3377	Uniforms
Real Donuts	702-657-8127	Donuts
Service Associates	602-243-1880	Espresso Maintenance
Southwest Linen	702-566-9005	Linen
Sugar Shots	925-946-9714	Sugar
TDM	702-798-7950	AC,Refridgeration, Ice Machine Repair

Schedule 3 -- List of Real Property Leases

1.) Patrick and Pecos - 6087 S. Pecos Rd., Las Vegas, Nevada, 89120

2.) Charleston and Martin Luther King Boulevard - 1501 West Charleston Blvd. Las Vegas, Nevada, 89102

3.) Tropicana and Harrison - 2840 E. Tropicana Ave., Las Vegas, Nevada, 89121

4.) Warmsprings & Arroyo Grande - 1659 W. Warm Springs Rd., Henderson, Nevada, 89014

Schedule 4 -- List of Excluded Assets

Seller is engaged in the business of operating, offering and selling gourmet coffee franchises, which operates under the name Java Detour throughout the world and Buyer is the Master Franchisor in Nevada for the Java Detour, as granted via the Master Franchise Agreement, also known as “MFA” dated December 6, 2006 between the Seller and Buyer. Buyer is not purchasing any other asset of Seller other than the four (4) locations and Seller’s ability to personally future development of Java Detour locations.

Schedule 5 -- List of Permitted Liens

There are no permitted liens.

Schedule 6 -- List of Assumed Liabilities

The following real property leases:

1.) Patrick and Pecos - 6087 S. Pecos Rd., Las Vegas, Nevada, 89120

2.) Charleston and Martin Luther King Boulevard - 1501 West Charleston Blvd. Las Vegas, Nevada, 89102

3.) Tropicana and Harrison - 2840 E. Tropicana Ave., Las Vegas, Nevada, 89121

4.) Warmsprings & Arroyo Grande - 1659 W. Warm Springs Rd., Henderson, Nevada, 89014

EXHIBIT 1

PROMISSORY NOTE

This PROMISSORY NOTE, dated as of July ___, 2007, is entered into by and between JDCO, Inc., a California corporation (the “Seller”) and Java Nevada, LLC, a Nevada limited liability company (the “Buyer”).

WHEREAS, the Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of July ____, 2007 (the “Purchase Agreement”), pursuant to which Seller is selling to Buyer all of the right, title and interest to the Assets (as defined in the Purchase Agreement).

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Note Amount: $900,000.00

3. Buyer, promises to pay to the order of Seller at the following address, 2121 Second Street, Suite C105, Davis, CA 95618 or at such other place as the legal holder of this Promissory Note (the "Note") shall designate in writing, in coin or currency which at the time or times of payment shall be legal tender for the payment of public and private debts in the United States of America, the principal sum of Nine Hundred Thousand Dollars ($900,000.00) together with interest unpaid balance thereof at a fixed rate of eight (8%) per annum (the "Note Rate"), calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed, accruing from the date of this Note and continuing until the entire principal amount has been paid in full.

4. Said principal and interest shall be paid in the following manner:

a.
On September 1, 2007, and on the same day for 24 succeeding months (2 years) thereafter, payments shall be made which shall each be in an amount equal to the interest which is then accrued hereunder and remains unpaid; and

b.
Commencing on the third (3rd) anniversary of the date of the Note (the 25th month) a sixty (60) month amortization schedule shall be created for all outstanding principal and interest and on such third (3rd) anniversary date and on the same day for the next 35 months payments shall be made which shall be equal to the monthly payment of principal and interest set forth on the amoratization schedule for such date.

c.
On the fifth anniversary of the date of this Note ( the “Maturity Date”) a payment shall be made in an amount which is equal to the entire unpaid principal balance hereunder plus all interest which is then accrued hereunder and remains unpaid (the "Maturity Payment").

IN ADDITION TO THE FOREGOING, THIS NOTE
SHALL BE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

1.
Representations, Warranties and Covenants. To induce Seller to accept this Note, Buyer makes the following representations, warranties and covenants which shall be deemed to be continuing representa-tions, warranties and covenants until payment in full of all amounts due and owing under this Note:

a.
Buyer is a limited liability company duly organized and validly existing under the laws of the State of Nevada and has all requisite power, authority and legal right to execute and deliver this Note and any other document, agreement or certificate to which it is a party, or to which it is bound in connection with the Loan. Buyer has taken all necessary action to authorize the execution, delivery and performance of this Note and of any other document to which Buyer is a party or by which Buyer is bound in connection herewith.

b.
Neither this Note, nor any document to which Buyer is a party (or by which Buyer is bound) in connection herewith is prevented by, limited by, conflicts in any material respect with, or will result in a material breach of, violation of, or a material default (with due notice or lapse of time, or both) under, or the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Buyer's property or assets by virtue of the terms, conditions or provisions of: (i) any indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which Buyer is a party or by which Buyer is bound, or (ii) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or governmental authority to which Buyer is subject.

c.	This Note, will constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms

d.
All timely consents, approvals, orders or authorizations of, or registrations, declarations, notices or filings with any governmental authority (or judicial proceeding), which may be required in connection with the valid execution and delivery of this Note , and the performance of any of the obligations hereunder, or thereunder, have been obtained or accomplished, or will be obtained or accomplished as and when due, or are in full force and effect.

e.
Buyer is not in violation of or in default with respect to any applicable laws and/or regulations which materially and adversely affect its business, financial condition or properties. Buyer is not in violation or default in any material and adverse respect under any indenture, evidence of Indebtedness, loan or financing agreement or other agreement or instrument of whatever nature to which it is a party or by which it is bound, a default under which might have consequences that would materially adversely affect its business, financial condition, properties or operations.

2.
Events of Default. The occurrence of any of the following events and the passage of any applicable notice and cure periods shall constitute an "Event of Default" hereunder and shall render all principle and interest under the Note due and payable upon demand by the Seller:

a.
Any representation or warranty made by Buyer in this Note, shall prove to be false, incorrect in any material respect as of the date when made, or shall hereafter become false or incorrect in any material respect;

b.
Buyer shall have failed to make any payment of interest and/or principal which is required hereunder, on the date when due, and such failure shall have remained uncured for a period of thirty (30) days after the date when due;

c.
Buyer shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for any substantial part of its property, or shall consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other pro-ceeding commenced against it;

d.
An involuntary case or other proceeding shall be commenced against Buyer seeking liquidation, reorganization or other relief with respect to its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for any substantial part of its property;

e.	Buyer shall make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally as they become due; and

f.	The occurrence of any event of default under Section 14.1 or an uncured default under Section 14.2 of that certain Master Franchise Agreement, dated December 6, 2006, by and between the Seller and the Buyer, as amended to date.

3.	Application of Payments. All payments which are made, and proceeds which are received, hereunder shall be applied as follows:

a.	First, towards complete satisfaction of any other amounts due hereunder, (other than principal and interest hereunder);

b.	Second, towards complete satisfaction of any accrued interest which may be unpaid under this Note; and

c.	Thereafter, towards satisfaction of the unpaid principal amount under this Note.

4.	Miscellaneous

a. Notices: All notices, requests, reports, information or demand which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be sent by facsimile or first-class certified or registered United States mail, postage prepaid, return receipt requested, and sent to the party at its address appearing below or such other address as any party shall hereafter inform the other party hereto by written notice given as aforesaid:

If to Buyer:	Java Nevada, LLC
985 White Drive, Ste 100
Las Vegas, Nevada 89119
Attention: Joe Plante
With Copy to Darren J. Welsh

If to Seller:	JDCO, Inc., a California corporation
2121 Second Street, Suite C105
Davis, CA 95618

All notices, payments, requests, reports, information or demands so given shall be deemed effective when sent, if sent by facsimile, or, if mailed, upon receipt or the expiration of the fifth (5th) day following the date of mailing, whichever occurs first, except that any notice of change of address shall be effective only upon receipt by the party to whom said notice is addressed.

b.	All agreements, representations and warranties made herein shall survive the execution and delivery of the Note.

c.	Time shall be of the essence of this Note.

d.
This Note is in all respects to be governed by the laws of the State of Nevada and if any action is taken to enforce the terms of this Note such action shall be commenced and maintained within the State of Nevada.

e.	In no event shall Seller be deemed or construed to be joint venturer or partner of Buyer.

f.
In the event any one or more of the provisions contained in this Note shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

g.
If any action or proceeding is brought by any party against any other party under this Note, the prevailing party shall be entitled to recover such costs and attorney's fees as the court in such action or proceeding may adjudge reasonable.

IN WITNESS WHEREOF, this Promissory Note has been executed as of the date first hereinabove written.

PURCHASER
Java Nevada, LLC

By: J Dapper
Its: Manager

SELLER
JDCO, Inc.

By: ________________
Its: _________________

EXHIBIT 2

BILL OF SALE

This BILL OF SALE, dated as of July ______, 2007, is entered into by and between JDCO, Inc., a California corporation (the “Seller”) and Java Nevada, LLC, a Nevada limited liability company (the “Buyer”).

WHEREAS, the Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of July ___, 2007 (the “Purchase Agreement”), pursuant to which Seller is selling to Buyer all of the right, title and interest to the Assets (as defined in the Purchase Agreement).

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  Seller hereby sells, conveys, transfers, assigns, releases and quitclaims to Buyer and Buyer hereby purchases, acquires and accepts from the Seller, all of Seller's right, title, and interest in and to Assets as-is, where-is and subject to the representations, warranties, covenants and agreements set forth in the Purchase Agreement.

2.  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

3.  The sale, conveyance, transfer and assignment by the Seller, and the acceptance by the Buyer, of the Assets, shall be effective as of the date hereof.

4.  The Seller shall from time to time, at the Buyer’s request and without further consideration, execute and deliver to the Buyer such instruments of transfer, conveyance and assignment as the Buyer may reasonably request to evidence further any transfer, conveyance and assignment of the Assets to the Buyer pursuant to this Bill of Sale.

5.  This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Nevada without regard to any conflicts of law provisions. Each of the Buyer and the Seller irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Bill of Sale brought by either party shall be brought in the courts of the State of Nevada in the Eighth Judicial District Court, County of Clark or the District Court of the United States, Nevada District; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and, in connection therewith, all defenses of lack of personal jurisdiction and forum inconveniencies.

6.  This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. The terms and conditions of this Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

PURCHASER	SELLER
Java Nevada, LLC	JDCO, Inc.

By: J Dapper	By: ________________
Its: Manager	Its:________________

EXHIBIT 3

ASSIGNMENT OF CONTRACTS

There are no contracts to be assigned.

PURCHASER
Java Nevada, LLC

By: J Dapper
Its: Manager

SELLER
JDCO, Inc.

By: ________________
Its: _________________

EXHIBIT 4

ASSIGNMENT OF REAL PROPERTY LEASES

This ASSIGNMENT OF REAL PROPERTY LEASES (“Assignment”) is made and entered into as of _______________________ (the “ Effective Date” ), by and between JDCO, Inc. a California Corporation, hereinafter referred to as (“ Assignor” ), and Java Nevada, LLC, (“ Assignee” ).

RECITALS

A. Assignor and Assignee have entered into that certain Asset Purchase Agreement dated July 11, 2007 (the “ Agreement” ), pursuant to which Assignor is selling to Assignee the Assets more particularly described in the Agreement. Unless otherwise defined in this Assignment, capitalized terms shall have the meanings given to them in the Agreement.

B. Assignor is a party to certain real property leases (the “ Real Property Leases” ) that are listed on Schedule 3, attached to this Assignment and incorporated by reference and repeated as 1.) Patrick and Pecos - 6087 S. Pecos Rd., Las Vegas, Nevada, 89120; 2.) Charleston and Martin Luther King Boulevard - 1501 West Charleston Blvd. Las Vegas, Nevada, 89102; 3.) Tropicana and Harrison - 2840 E. Tropicana Ave., Las Vegas, Nevada, 89121 and 4.) Warmsprings & Arroyo Grande - 1659 W. Warm Springs Rd., Henderson, Nevada, 89014.

C. Pursuant to the terms of the Agreement, Assignor desires to assign Assignor's right, title, and interest in the Real Property Leases to Assignee, and Assignee desires to accept the assignment and assume all of the obligations associated with the Real Property Leases.

NOW, THEREFORE, in consideration of the payment and delivery to Assignor of all monies and instruments to be paid and delivered to Assignor by Assignee pursuant to the terms of the Agreement, the receipt of which Assignor acknowledges, Assignor and Assignee agree as follows:

1. Assignment of Real Property Leases.
Assignor assigns and transfers to Assignee all of its right, title, and interest in and to the Real Property Leases as of the Effective Date, subject to, in the case of any Real Property Lease that requires consent to assignment, the receipt of the required consent.

2. Acceptance of Assignment and Obligations.
Assignee agrees to and accepts the assignment of the Real Property Leases, and assumes and covenants to keep, perform, and fulfill, except as expressly provided in the Agreement, the executory portion of the terms, covenants, conditions, and obligations of each of the Real Property Leases required to be kept, performed, and fulfilled by Assignor under the Real Property Leases from and after the Effective Date.

3. Successors and Assigns.
This Assignment shall inure to the benefit of, and be binding on, successors and assigns of the parties.

28

4. Counterparts.
This Assignment may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

PURCHASER
Java Nevada LLC

By: J Dapper
Its: Manager

SELLER
JDCO, Inc.

By: ________________
Its: _________________

29

EXHIBIT 5

Assignment of intangible property

This ASSIGNMENT OF INTANGIBLE PROPERTY (“Assignment”) is made and entered into as of July ___, 2007 (the “Effective Date”), by and between JDCO, Inc. a California Corporation, hereinafter referred to as (“Assignor”), and Java Nevada, LLC (“Assignee”).

RECITALS

A. Assignor and Assignee have entered into that certain Asset Purchase Agreement dated July ___, 2007 (the “Agreement”), pursuant to which Assignor is selling to Assignee the Assets more particularly described in the Agreement. Unless otherwise defined in this Assignment, capitalized terms shall have the meanings given to them in the Agreement.

B. Assignor is the owner of certain intangible property rights, including the trade names, logos, copyrights, service marks, trademarks, patents, patent applications, licenses, and goodwill associated with the Business listed on Schedule 3 and Exhibit 4, attached to Purchase Agreement by and between JDCO, Inc. and Java Nevada, LLC and incorporated by reference (the “ Intangible Property” ).

C. Pursuant to the terms of the Agreement, Assignor desires to assign Assignor's right, title, and interest in the Intangibles to Assignee, and Assignee desires to accept the assignment and assume all of the obligations associated with the Intangible Property.

NOW, THEREFORE, in consideration of the payment and delivery to Assignor of all monies and instruments to be paid and delivered to Assignor by Assignee pursuant to the terms of the Agreement, the receipt of which Assignor acknowledges, Assignor and Assignee agree as follows:

1. Assignment of Intangible Property.
Assignor assigns and transfers to Assignee all of its right, title, and interest in and to the Intangible Property as of the Effective Date, subject to, in the case of any Intangible Property that requires consent to assignment, the receipt of the required consent.

2. Acceptance of Assignment and Obligations.
Assignee agrees to and accepts the assignment of the Intangible Property, and assumes and covenants to keep, perform, and fulfill, except as expressly provided in the Agreement, the executory portion of the terms, covenants, conditions, and obligations of each Intangible Property required to be kept, performed, and fulfilled by Assignor with respect to the Intangible Property from and after the Effective Date.

3. Successors and Assigns.
This Assignment shall inure to the benefit of, and be binding on, successors and assigns of the parties.

4. Counterparts.
This Assignment may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

PURCHASER
Java Nevada, LLC

By: J Dapper
Its: Manager

SELLER
JDCO, Inc.

By: ________________
Its: _________________

EXHIBIT 6

Guaranty

This GUARANTY (this “Guaranty”) is made as of July ___, 2007, by J Dapper and Don Forman (each a “Guarantor” and collectively the “Guarantors”), in favor of JDCO, Inc., a California corporation (“Seller”).

WHEREAS, Seller and Java Nevada, LLC ("Purchaser"), have entered into that certain Asset Purchase Agreement dated as of July ___, 2007 by and between Seller and Purchaser (“Purchase Agreement”), for the sale of the Assets (as defined in the Purchase Agreement) by Seller to Purchaser (the “Acquisition”);

WHEREAS, pursuant to the terms of the Purchase Agreement, Purchaser has agreed to pay Seller an aggregate of One Million One Hundred Thousand Dollars ($1,100,000) (“Purchase Price”) for the Assets, payable as follows: (i) Two Hundred Thousand Dollars ($200,000) upon closing of the Purchase Agreement, and (ii) that certain promissory note in the principal amount of Nine Hundred Thousand Dollars ($900,000) (the “Note”);

WHEREAS, the Guarantors have a financial interest in Purchaser, and

WHEREAS, as a condition precedent to Seller’s obligations under the Purchase Agreement, Seller has required that Guarantors execute and deliver this Guaranty to Seller. The Purchase Agreement, the Note, the Guaranty and all other documents executed by Purchaser in connection with the Acquisition are hereby referred to as the “Acquisition Documents.”

NOW THEREFORE, for and in consideration of consummating the Acquisition by Seller and as a material inducement to Seller to execute the Acquisition Documents, Guarantors hereby jointly, severally, absolutely, unconditionally and irrevocably guarantee the prompt payment by Purchaser of the Purchase Price and other sums payable by Purchaser under the Acquisition Documents and the faithful and prompt performance by Purchaser of each and every one of the terms, conditions and covenants of the Acquisition Documents to be kept and performed by Purchaser.

Seller and the Guarantors hereby agree as follows:

1.  If at any time Purchaser defaults on any obligation under the Acquisition Documents, the Guarantors will promptly pay, upon demand, such sums to Seller in good funds necessary to cure said default or perform such obligation and immediately take any action necessary to cure said default. Seller may enforce this Guaranty upon a default under the Acquisition Documents notwithstanding any dispute between Seller and Purchaser with respect to either the existence of the default or of any counterclaim, set-off or other claim that Purchaser may allege against Seller. Seller shall have the right to proceed against the Guarantors without exhausting its rights against Purchaser first. The Guarantors’ liability under this Guaranty shall continue until each and every obligation of Purchaser under the Acquisition Documents has been duly paid and/or performed.

2.  Without notice to or consent of the Guarantor and without in any way altering, waiving, exonerating, limiting or otherwise affecting this Guaranty or the liability of the Guarantors hereunder: (a) any of the provisions of any of the Acquisition Documents may at any time and from time to time be modified or amended by agreement, express or implied, between Seller and Purchaser; (b) Seller may at any time and from time to time assign its interest in the Note and this Guaranty, either absolutely or as security; (c) Seller may release or discharge any person liable under the Acquisition Documents (including Purchaser) or any other guarantor or any security or collateral that Seller may at any time hold for the performance of Purchaser or its obligations under the Note; (d) Seller may foreclose or otherwise realize on any security or collateral for the performance by Purchaser of its obligations under the Acquisition Documents; (e) Seller may accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy proceeding of Purchaser, the Guarantors or any other guarantor; (f) Seller and Purchaser may amend any provision of any Acquisition Document; and (h) Seller may deal with Purchaser or any other guarantor or any security or collateral held by Seller as Seller may determine in its sole and absolute discretion. The Guarantors specifically agree their respective liability hereunder shall continue even if Seller alters any obligations of Purchaser under the Acquisition Documents in any respect or if the Guarantors’ remedies or rights against Purchaser are in any way impaired or suspended without notice to or the consent of the Guarantors.

3.  This Guaranty is a guarantee of payment and performance and not of collectability. This Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Acquisition Documents or the obligations contained therein. The Guarantors specifically agree that they shall remain liable even if Purchaser has no liability at the time of execution or if Purchaser, at any time, ceases to be liable. This Guaranty and the liability of the Guarantors will not be altered, limited or otherwise affected by reason of the dissolution of Purchaser or the discharge of Purchaser’s liability hereunder by operation of law or otherwise. The Guarantors specifically agree that liability under this Guaranty may be larger in amount or otherwise more burdensome than the liability of Purchaser under the Acquisition Documents.

4.  Each Guarantor hereby waives (a) diligence and all demands, protests, and presentations or presentments; (b) notice of every kind or nature to the Guarantors, to Purchaser or to any other person, including notices of (i) protest, dishonor, nonpayment or nonperformance, or acceptance of this Guaranty, (ii) any default under the Acquisition Documents or the accrual of any obligation hereunder, and (iii) the election by Seller to pursue any right or remedy available to Seller upon a default by Purchaser under the Acquisition Documents; (c) the right to plead any and all statutes of limitations as a defense to the liability of the Guarantor hereunder or the enforcement of this Guaranty; (d) all principles or provisions of law or equity that conflict with any of the provisions of this Guaranty or would limit or impair Seller’s rights hereunder; and (e) any right of subrogation. This Guaranty and the liability of Guarantors hereunder will not be altered, limited or otherwise affected by Seller’s failure to enforce or delay in enforcing any of the rights or remedies of Seller under the Acquisition Documents or at law or in equity. No failure or delay will be construed as a waiver of any such rights or remedies.

5.  (a)  Without in any way limiting the generality of the waivers and agreements set forth above, this Guaranty and the liability of the Guarantors hereunder will not be altered, limited or otherwise affected by: (i) the release or discharge of Purchaser in any creditor proceeding, insolvency proceeding, receivership, bankruptcy or other debtor relief proceeding (each and all of which shall hereinafter be referred as a “Purchaser Insolvency Proceeding”); (ii) the impairment, limitation or modification of the liability of Purchaser or the estate of Purchaser, (iii) the impairment, limitation or modification of any remedy that Seller may have for the enforcement of Purchaser’s liability resulting from the operation of any present or future provision of any statute or decisional law applicable to or enforced in any Purchaser Insolvency Proceeding; or (iv) the rejection or disaffirmance of the Acquisition or any obligation to be paid or performed by Purchaser in any Purchaser Insolvency Proceeding. Any payment due from Purchaser that accrues after the commencement of any Purchaser Insolvency Proceeding (or, if any payment ceases to accrue by operation of law as a result of the commencement of a Purchaser Insolvency Proceeding, such payment as would have accrued if the Purchaser Insolvency Proceeding had not commenced) shall be included in the Guarantor’s obligations hereunder.

(b)  The Guarantors will file all claims against Purchaser in any Purchaser Insolvency Proceeding where the filing of the claims is permitted or required by law on any indebtedness of Purchaser to the Guarantors. The Guarantors hereby assign to Seller all rights of the Guarantors with respect to each and every claim. Seller will have the sole right to accept or reject on behalf of the Guarantors any plan proposed in such Purchaser Insolvency Proceeding and to take any other action that the Guarantors otherwise would be entitled to take in the Purchaser Insolvency Proceeding. If the Guarantors do not file any such claim, then Seller, as attorney in fact for the Guarantors, is hereby authorized (but is not obligated) to do so in the name of the Guarantors or, in Seller’s discretion, to assign the claim and to file a proof of claim in the name of Seller’s assignee or nominee. In any Purchaser Insolvency Proceeding, the person or persons authorized and instructed to pay to Seller the full amount of any such claim are hereby authorized and instructed to pay to Seller the full amount of any such claim unless and until all of the obligations of Purchaser under the Acquisition Documents have been duly paid and performed, and, to the extent necessary for such purpose, the Guarantors hereby assigns to Seller all of the Guarantors’ rights to any such payments or distributions.

6.   Each Guarantor jointly and severally represents and warrants to Seller as follows:
(a)  Each Guarantor now has and will continue to have full and complete access to any and all information concerning the Acquisition Documents, the value of the assets owned or to be acquired by Purchaser, Purchaser’s financial status and its ability to pay and perform the obligations under the Acquisition Documents. Each Guarantor further represents and warrants to Seller that the Guarantors have reviewed and approved the Acquisition and are fully informed of the remedies Seller may pursue in the event of default. So long as any of the Guarantors’ obligations hereunder remain unsatisfied or owing to Seller, the Guarantors will keep fully informed of Purchaser’s financial condition and the performance of Purchaser’s obligations under the Acquisition Documents. Seller has no obligation to give notice to the Guarantors in the event of any change in Purchaser’s financial condition or the performance (or failure of performance) by Purchaser of its obligations under the Acquisition Documents.

(b)  No consent of any other person or entity, including any creditor of the Guarantors, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing declaration with, any governmental authority, is required to be obtained or made by the Guarantors in connection with or as a condition to the execution of the Guaranty.

(c)  This Guaranty has been duly authorized, executed and delivered by the Guarantors, and constituted a legal, valid and binding obligation of the Guarantors and is enforceable against the Guarantors in accordance with its terms.

(d)  The execution, delivery and performance of this Guaranty will not violate (i) any provision of any law or regulation, (ii) any order, judgment, award or decree of any court, arbitrator or governmental authority binding upon the Guarantors, or (iii) any mortgage, indenture, contract or other agreement that the Guarantors or any of the Guarantors’ assets may be bound. The execution, delivery and performance of this Guaranty will not result in or require the creation or imposition of any lien on the Guarantors’ property, assets or revenues.

8.  Within thirty (30) days after the Guarantors receive a request from Seller, the Guarantors will execute and deliver to Seller, and to any third party designated by Seller, a certificate reciting that (a) this Guaranty is unmodified and in full force and effect; and (b) no event has occurred which, with the passage of time or notice or both, would constitute or entitle the Guarantors to any defense, offset, counterclaim or exoneration under this Guaranty. The Guarantors expressly agree that any certificate executed and delivered by the Guarantors may be relied upon by Seller and any other person to whom the certificate is delivered without independent investigation or examination to determine the accuracy, reasonableness, or good faith of the information and recitals contained therein.

9.  Guarantors do hereby subrogate all existing or future indebtedness of Purchaser to Guarantors to the obligations owed to Seller under the Purchase Agreement and this Guaranty.

10.  (a)  This Guaranty will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, permitted assigns and representatives. Any married person who signs this Guaranty expressly agrees that recourse may be had against community property assets and against his or her separate property for the satisfaction of all obligations herein guaranteed.

(b)  In the event any action be brought by said Seller against Guarantors hereunder to enforce the obligation of Guarantors hereunder, the unsuccessful party in such action shall pay to the prevailing party therein a reasonable attorney's fee which shall be fixed by the court.

(c)  This Guaranty is subject to amendment only by a writing that makes reference to this Guaranty and is signed by all parties hereto.

(d)  This Guaranty will be governed by and construed under the laws of the State of Nevada.

(e)  This Guaranty may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one (1) and the same instrument.

IN WITNESS WHEREOF, this Guaranty is effective as of the date first written above.

By: J Dapper	By: Don Forman